As filed with the Securities and Exchange Commission on February 28, 2024

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

C&F FINANCIAL CORPORATION (Exact name of registrant as specified in its charter)
Virginia (State or other jurisdiction of incorporation or organization)	54-1680165 (I.R.S. Employer Identification No.)
3600 La Grange Parkway Toano, Virginia (Address of principal executive offices)	23168 (Zip Code)

SBA DEFINED CONTRIBUTION PLAN

FOR CITIZENS AND FARMERS BANK

(Full title of the plan)

Thomas F. Cherry

President and Chief Executive Officer

3600 La Grange Parkway

Toano, Virginia 23168

(Name and address of agent for service)

(804) 843-2360

(Telephone number, including area code, of agent for service)

Copies to:

Susan S. Ancarrow, Esq.

Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Building

1001 Haxall Point

Richmond, Virginia 23219

(804) 697-1861

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by C&F Financial Corporation (the Company or the Registrant) and the SBA Defined Contribution Plan for Citizens and Farmers Bank (the 401(k) Plan) to register an additional 100,000 shares of the Company’s common stock reserved for issuance under the 401(k) Plan. This registration statement also includes an indeterminate amount of plan interests to be offered or sold pursuant to the 401(k) Plan.

Pursuant to General Instruction E to Form S-8, this registration statement hereby incorporates by reference the contents with respect to the 401(k) Plan of the Registration Statement on Form S-8 (File No. 333-67535) filed with the Securities and Exchange Commission (the Commission) by the Company and the 401(k) Plan (then known as the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank) on November 18, 1998 (the Prior Registration Statement) and relates to securities of the same class as those to which the Prior Registration Statement relates.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.Plan Information.*

Item 2.Registrant Information and Employee Plan Annual Information.*

*

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b)(1).

Part II — Information Required in the Registration Statement

Item 3.Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company and the 401(k) Plan are hereby incorporated by reference into this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Commission on February 27, 2024;
(b)	The 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2022, as filed with the Commission on June 21, 2023;

(c)The description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Commission on February 27, 2024, which updates the description of the Company’s common stock contained in the “Description of Capital Stock” in the Company’s Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 (No. 33-70184) with the Commission on October 12, 1993, as amended on October 19, 1993 (Pre-Effective Amendment No. 1), as amended by any subsequent amendment or report filed for the purpose of updating such description; and

(d)All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) by the Company and the 401(k) Plan since the end of the fiscal year covered in its Annual Report referred to in (a) and (b), respectively, above (in each case other than portions of those documents deemed to be furnished and not filed).

All documents filed by the Company and the 401(k) Plan subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing.  Any statement contained in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Article VII of the Company’s Amended and Restated Articles of Incorporation limits the liability of the Company’s directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect.  The Virginia Stock Corporation Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed.  The Company’s Amended and Restated Articles of Incorporation provide that the Company’s directors and officers will not be monetarily liable to the Company or the Company’s shareholders, if such limitation is permissible under the Virginia Stock Corporation Act.  This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law.  The effect of the Company’s Amended and Restated Articles of Incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Article VII of the Company’s Amended and Restated Articles of Incorporation also mandates indemnification of the Company’s directors and officers to the full extent permitted by the Virginia Stock Corporation Act.  The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law.  The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company has also purchased a directors’ and officers’ liability insurance policy.  Within the coverage limit, the policy provides coverage (a) to the Company’s directors and officers where the Company either is not permitted by law or is unable, due to insolvency, to indemnify its directors and officers; and (b) to the Company where the Company does indemnify the directors and officers as permitted, and/or required by law.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Description

Exhibit

Number

4.1	Amended and Restated Articles of Incorporation of C&F Financial Corporation, effective March 7, 1994 (incorporated by reference to Exhibit 3.1 to Form 10-Q filed November 8, 2017)

4.1.1  Amendment to Articles of Incorporation of C&F Financial Corporation, effective January 8, 2009 (incorporated by reference to Exhibit 3.1.1 to Form 8-K filed January 14, 2009)

4.2	Amended and Restated Bylaws of C&F Financial Corporation, as adopted December 15, 2020 (incorporated by reference to Exhibit 3.1 to Form 8-K filed December 17, 2020)
5.1	Opinion of Troutman Pepper Hamilton Sanders LLP, filed herewith
5.2

Internal Revenue Service Opinion Letter regarding Qualification of the SBA Defined Contribution Plan for Citizens and Farmers Bank under Section 401(a) of the Internal Revenue Code, dated June 30, 2020, filed herewith

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1 hereto)
23.2	Consent of Yount, Hyde & Barbour, P.C., filed herewith
24.1	Powers of Attorney (included on the signature page of this registration statement)
99.1	State Bankers Association Master Defined Contribution Plan (As Approved by IRS Letter Dated June 30, 2020), filed herewith
99.2

State Bankers Association Master Defined Contribution Plan (As Approved by IRS Letter Dated June 30, 2020) Profit Sharing/Cash or Deferred Arrangement Adoption Agreement for the SBA Defined Contribution Plan for Citizens and Farmers Bank, effective June 30, 2023, filed herewith

107.1	Filing Fee Table

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the Securities Act);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Toano, Commonwealth of Virginia, on February 28, 2024.

C&F Financial Corporation (Registrant) By: /s/ Thomas F. Cherry Thomas F. Cherry President and Chief Executive Officer C&F Financial Corporation

Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the SBA Defined Contribution Plan for Citizens and Farmers Bank has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Toano, Commonwealth of Virginia, on February 28, 2024.

________________________
SBA Defined Contribution Plan for Citizens and Farmers Bank (401(k) Plan) By: /s/ Jason E. Long Jason E. Long Chief Financial Officer and Secretary Citizens and Farmers Bank, Plan Administrator

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas F. Cherry and Jason E. Long, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name and on his behalf as a director and/or officer of C&F Financial Corporation to prepare, execute and deliver any and all amendments, including post-effective amendments, and supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith (including any necessary amendments thereof), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary or desirable to be done in connection with the above-described matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on this 28th day of February, 2024.

Signature	Title
/s/ Thomas F. Cherry Thomas F. Cherry	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Jason E. Long Jason E. Long	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
/s/ Dr. Julie R. Agnew Dr. Julie R. Agnew	Director
/s/ J. P. Causey Jr. J. P. Causey Jr.	Director
/s/ Larry G. Dillon Larry G. Dillon	Executive Chairman

/s/ Audrey D. Holmes Audrey D. Holmes	Director
/s/ Elizabeth R. Kelley Elizabeth R. Kelley	Director
/s/ James T. Napier James T. Napier	Director
/s/ C. Elis Olsson C. Elis Olsson	Director
/s/ D. Anthony Peay D. Anthony Peay	Director
/s/ Paul C. Robinson Paul C. Robinson	Director
/s/ George R. Sisson III George R. Sisson III	Director
/s/ Dr. Jeffery O. Smith Dr. Jeffery O. Smith	Director